Exhibit 99.1

Press Release                                Source: OnScreen Technologies, Inc.

  OnScreen Technologies Inc. Announces Key Additions to Senior Management Team
             Company Relocates its Headquarters to Portland, Oregon

PORTLAND, Oregon--November 3, 2005--OnScreen Technologies, Inc. (OTCBB: ONSC), a leading provider of innovative signage technology and solutions, today announced the hiring of four new vice presidents in conjunction with the transition of its corporate headquarters from Safety Harbor, Florida to Portland, Oregon.

      The new appointments afford the company and its customers a wealth of C-level and senior level experience, working within and managing large and small technology companies, both public and private. The depth of technology experience and successful business management bring a high level of capability and energy into the company. This new management team positions OnScreen(TM) to efficiently commercialize its innovative LED display technology, including Living Window(TM), RediAlert(TM), RediAd(TM) and RediDMS(TM) and to develop future leading-edge technologies.

      John Moscicki joins OnScreen as Vice President of Product Management and Marketing. Moscicki has over 20 years of executive level management positions including President, CEO, and COO, at both public and private companies, including Oliver Wight International, Automatic Data Processing, and Datavision Technologies Corporation. He has a PhD in Communications, Technology and Computing from Columbia University and an M.A. in Instructional Information Systems/Statistics from Florida State University.

      William Clough, Esq. joins OnScreen as Corporate Counsel and Executive Vice President of Corporate Development. Having been involved at various levels of law enforcement for 20 years, Clough received his Juris Doctorate, cum laude, from Hastings College of the Law in 1990 and then founded his own law firm where he practiced for 11 years. During his legal career, Clough has worked with, among others, MGM Studios, 20th Century Fox, News Corp., Lions Gate Films, Artisan Pictures, and Sony Entertainment.

      Linda Ferguson joins OnScreen as Vice President of Public and Investor Relations. Ferguson is an experienced public relations executive with extensive senior level experience both on the corporate and agency sides of the business, most notably with Planar Systems and InFocus Corporation. She has successfully developed and managed PR programs that significantly boosted media coverage and visibility for each of the companies with which she has worked.

      Cheri Fogel joins OnScreen as Vice President of Human Resources and Operations. Fogel has more than 25 years of business experience, with fourteen years of HR experience that spans staffing, organizational development, payroll, and insurance administration, at public and private companies, including Nike, Inc. and Unisys Defense Systems.

      "The addition of key senior management and the relocation of the Company's corporate offices are both critical steps towards the successful execution of our growth strategy. Portland is a leading center of technology and the availability of high level specialized technology talent made Portland very appealing to us. These highly qualified management professionals will play a significant role in taking OnScreen to the next level of corporate excellence - delivering product to the marketplace and striving to enhance shareholder value, "said Charles Baker, President and CEO of OnScreen Technologies, Inc.

About OnScreen:
OnScreen Technologies, Inc. (OTCBB: ONSC) is a publicly traded company that owns the world-wide licensing and manufacturing rights to the patent pending OnScreen(TM) LED (light emitting diode) display architecture. OnScreen(TM) plans to outsource the manufacturing of its LED systems and build its business primarily through licensing and distribution partnerships that address the large government and commercial markets that use signage as a means of communicating with the public. The OnScreen(TM) technology produces LED display signs that are lighter, brighter and less expensive to install and support than current LED signs in the marketplace. More about OnScreen Technologies is available at http://www.onscreentech.com.

Forward Looking Statements
This press release contains "forward-looking statements," that may be identified by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. Actual results may differ materially from the predictions discussed. Additional factors that could materially affect our forward-looking statements include general economic and business conditions; the future results of projected contracts being executed; changes in the marketplace through zoning and government regulations involving LED (led emitting diodes); the success of our brand awareness campaign; ability to raise additional capital; competition; ability to build strategic relationships with manufacturers and/or customers; the protection of our intellectual property rights; and other factors over which the Company has little or no control, including those that the Company incorporates by reference in its Form 8-Ks, 10-Ks, and 10-Qs that it periodically files with the SEC.

Media Contact:                                        Investor Contact:
Linda Ferguson                                        Peter Seltzberg
lferguson@onscreen.com                                peter@cameronassoc.com
----------------------                                ----------------------
503-417-1700 x 141                                    212-554-45487